SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]        Preliminary Proxy Statement

[ ]        Definitive Proxy Statement

[ ]        Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240-14a-11(c) or Section 240.14a-12


                    Rodman & Renshaw Capital Group, Inc.
- --------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                    Rodman & Renshaw Capital Group, Inc.
- --------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-8(i)(1),
        or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]     Fee computed on table below per Exchange Act
        Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

       --------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

        -------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------

(4)     Proposed maximum aggregate value of transaction:

        -------------------------------------------------------

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
        -------------------------------------------------------


(1)     Amount Previously Paid:  $125
        -------------------------------------------------------


(2)     Form, Schedule or Registration Statement No.:
        Schedule 14A
        -------------------------------------------------------


(3)     Filing Party:  Rodman & Renshaw Capital Group, Inc.
        -------------------------------------------------------


(4)     Date Filed:  October 4, 1994
        -------------------------------------------------------

- --------------------
COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
- ----------------------------------------------------------------
                           FOR       AGAINST       ABSTAIN

ITEM 1 - APPROVAL OF       /  /       /  /          /  /
         CONVERSION OF SERIES A
         PREFERRED STOCK

ITEM 2 - RATIFICATION     /  /       /  /          /  /
         OF AUDITORS


                               COMMENTS/ADDRESS CHANGE
                               Please mark this box if you have
                               written comments/address change
                               on the reverse side.     /  /

RECEIPT IS HEREBY ACKNOWLEDGED OF THE
RODMAN & RENSHAW CAPITAL GROUP, INC.
NOTICE OF MEETING AND PROXY STATEMENT.


Signature(s)                           Date
            -------------------------        -------------------
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



RODMAN & RENSHAW CAPITAL GROUP, INC.
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

________ __, 1995


P   THIS PROXY IS SOLICITED ON BEHALF OF THE RODMAN & RENSHAW
    CAPITAL GROUP, INC. BOARD OF DIRECTORS
R


    The undersigned hereby appoints James D. Van De Graaff
    and John T. Hague, And each of them, proxies for the
O undersigned, with full power of substitution, to vote all shares of Rodman & Renshaw Capital Group, Inc. Common Stock which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Rodman & Renshaw Capital Group,
X   Inc., Chicago, Illinois, on _______, ________ __, 1995 at
    9:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the
Y   accompanying Proxy Statement.


PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE
ON ANY ITEM.  IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD
OF DIRECTORS' RECOMMENDATION, PLEASE SIGN THE REVERSE SIDE; NO
BOXES NEED TO BE CHECKED.


COMMENTS/ADDRESS CHANGE:  PLEASE MARK COMMENTS/ADDRESS
BOX ON REVERSE SIDE


      (Continued and to be signed on the other side)

PRELIMINARY COPY

RODMAN & RENSHAW CAPITAL GROUP, INC.
120 South LaSalle Street
Chicago, Illinois  60603
(312) 977-7800


To Our Stockholders:


You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of Rodman & Renshaw Capital Group, Inc. (the "Company"), to be held on ________ __, 1995, at 9:00 A.M., Central Standard Time, at the Stouffer Riviere Hotel, 1 West Wacker Drive, Chicago, Illinois.


At this Special Meeting, stockholders will be called upon to authorize the conversion of each of the 150 outstanding shares of Series A Non-Voting Convertible Preferred Stock, $0.01 par value per share, and to ratify the appointment of Coopers & Lybrand as independent auditors for the transition period ending December 31, 1994.

The Notice of Special Meeting and Proxy Statement follow herein. Please be assured that we consider it important for your shares to be represented and voted at the Special Meeting. Please promptly mark, sign and date the enclosed Proxy and return it in the enclosed envelope to ensure that your shares will be represented. If you do attend the Special Meeting, you may withdraw your Proxy and vote in person, if you wish.

                                  Sincerely,


                                  Jorge Lankenau Rocha
                                  Chairman of the Board




December __, 1994

RODMAN & RENSHAW CAPITAL GROUP, INC.
120 South LaSalle Street
Chicago, Illinois  60603
(312) 977-7800


NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ________ __, 1995

TO THE STOCKHOLDERS OF RODMAN & RENSHAW CAPITAL GROUP, INC.:

A Special Meeting of Stockholders (the "Special Meeting") of
Rodman & Renshaw Capital Group, Inc., a Delaware corporation
(the "Company"), will be held on ________ __, 1995, at 9:00 A.M., Central Standard Time, at the Stouffer Riviere Hotel,
1 West Wacker Drive, Chicago, Illinois, for the following purposes:


1. To authorize the conversion of each of the 150 outstanding shares of the Company's Series A Non-Voting Convertible Preferred Stock, $.01 par value per share, into 13,793.103 shares of the Company's Common Stock, $.09 par value per share.

2. To ratify the appointment of Coopers & Lybrand as independent auditors for the Company and its subsidiaries for the transition period from June 25, 1994, through December 31, 1994.

Holders of record of Common Stock of the Company at the close of business on December __ will be entitled to notice of and will be eligible to vote on all matters presented at the Special
Meeting and any adjournments thereof.

                           By order of the Board of Directors,

                           James D. Van De Graaff
                           Secretary

December __, 1994

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE
MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN
THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES WILL BE
REPRESENTED AT SUCH MEETING.  YOU MAY WITHDRAW YOUR PROXY AND
VOTE IN PERSON IF YOU ATTEND THE MEETING.
PAGE 1

RODMAN & RENSHAW CAPITAL GROUP, INC.
120 South LaSalle Street
Chicago, Illinois  60603
(312) 977-7800

- ------------------
Proxy Statement
- ------------------

- ------------------------------------
Special Meeting of Stockholders

________ __, 1995

- ------------------------------------

     This Proxy Statement and the accompanying Notice of Special Meeting and form of proxy are being furnished to the stockholders of Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders (the "Special Meeting") to be held on ________ __, 1995, at 9:00 A.M., Central Standard Time, at the Stouffer Riviere Hotel, 1 West Wacker Drive, Chicago, Illinois, and any adjournments thereof, for the purposes set forth in the attached Notice of Special Meeting. These proxy materials are being mailed on or about December __, 1994 to holders of record of the Company's Common Stock at the close of business on December __.


     A proxy may be revoked by a stockholder prior to its exercise by written notice to the Secretary of the Company, by submission to the Secretary of another proxy bearing a later date or by voting in person at the Special Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company. The mere presence at the Special Meeting of the stockholder appointing the proxy will not revoke the appointment. If not revoked, a properly executed and returned proxy will be voted at the Special Meeting in accordance with the instructions indicated on the proxy by the stockholder, or, if no instructions are indicated, will be voted FOR the proposal to authorize conversion of each of the 150 outstanding shares of the Company's Series A Non-Voting Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), into 13,793.103 shares of the Company's Common Stock, $.09 par value per share (the "Common Stock"), and FOR ratification of the appointment of Coopers & Lybrand as the Company's independent auditors for the transition period ending December 31, 1994.


     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of October 31, 1994, 4,576,837 shares of Common Stock were issued and outstanding. As of the same date, the 150 shares of Series A Preferred Stock were the only shares of preferred stock issued and outstanding.


     Holders of record of the Company's Common Stock at the close of business on December __ are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.
Each holder of Common Stock is entitled to one vote per share for the election of directors and on all other matters to be PAGE 2 voted on by the Company's stockholders. Inasmuch as each share of Common Stock is entitled to one vote, the total voting power of all such outstanding shares of Common Stock as of October 31, 1994 was therefore 4,576,837 votes.


     Holders of Common Stock entitled to exercise more than 50% of the voting rights are able to cast a sufficient number of votes to control the affairs of the Company subject to a vote of stockholders. Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero ("Abaco"), which holds approximately 52% of the outstanding Common Stock, has advised the Company that it intends to vote its shares for the conversion of the Series A Preferred Stock into Common Stock and for the ratification of the appointment of Coopers & Lybrand.

     The presence in person or by proxy at the Special Meeting of the holders of a majority of the issued and outstanding shares of Common Stock shall constitute a quorum.

     With respect to the proposal to authorize conversion of the Series A Preferred Stock, a stockholder may mark the accompanying form of proxy to (i) vote for approval of the proposal, (ii) vote against approval of the proposal or (iii) abstain from voting on the proposal. Assuming that a quorum is present at the Special Meeting, the affirmative vote of a majority of the shares of stock voted on the proposal is required for approval of the proposal. Proxies marked to abstain from voting with respect to this proposal will not affect the outcome.

     With respect to the proposal to ratify appointment of Coopers & Lybrand, a stockholder may mark the accompanying form of proxy to (i) vote for approval of the proposal, (ii) vote against approval of the proposal or (iii) abstain from voting on the proposal. Assuming that a quorum is present at the Special Meeting, the affirmative vote of a majority of the shares of stock represented at the meeting and entitled to vote on the matter is required for approval of the proposal. Proxies marked to abstain from voting with respect to this proposal will have the legal effect of voting against the proposal.

     Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by such proxies are not being voted with respect to approval of the conversion of the Series A Preferred Stock. This is because the rules of the New York Stock Exchange do not permit a broker to vote stock held in street name with respect to such matters in the absence of instructions from the beneficial owner of the stock. The shares represented by broker proxies which are not voted with respect to the conversion of the Series A Preferred Stock will be treated as abstentions and will not affect the outcome of such vote.


     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock by (i) each stockholder owning more than 5% of the outstanding Common Stock,
(ii) each director of the Company; (iii) each person serving as the Company's chief executive officer during the last completed fiscal year, the Company's four most highly compensated executive officers, other than the chief executive officer, at the end of the last fiscal year, and one additional individual who would have been among the four most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of the fiscal year and (iv) all current directors and executive officers of the Company as a group. Messrs. Chigas, Helfand, Karmin and Mains are no longer employed by the Company and all unexercised options granted to them by the Company have been cancelled. The information for all persons listed on the table is as of October 13, 1994.

PAGE 3
                               Amount and
                               Nature of
                               Beneficial          Percent
Identity of Holder             Ownership (1)       of Class (2)
- ------------------             -------------       ------------

Abaco(3) .  . . . . . . . .      4,431,968           66.69%
Montes Rocallosos
505 Sur, Residential San Agustin, 66260
Garza Garcia, N.L. Mexico

Marshall S. Geller(4) . . .        229,304            5.01
1875 Century Park East, Suite 1770
Los Angeles, California 90067

- ---------------------

Victor C. Chigas(5) . . . .         16,720             *
400 E. Randolph Dr. #3005
Chicago, Illinois 60601

Lawrence R. Helfand . . . .          3,451             *
860 N. Lake Shore Drive #7M
Chicago, Illinois 60611

Kurt B. Karmin(5) . . . . .         35,000             *
924 Fisher Lane
Winnetka, Illinois 60093

Norman E. Mains(5) . . . .          35,000             *
1065 Fisher Lane
Winnetka, Illinois 60093

The business address for each of the following persons is:
Rodman & Renshaw, Inc.
120 S. LaSalle Street
Chicago, Illinois 60603

Alexander C. Anderson(6) . . .       0                  --
Paul C. Blackman . . . . . . .       2,575              *
Eduardo Camarena Legaspi(6). .       0                  --
Charles W. Daggs, III. . . . .       0                  --
Jorge Antonio Garcia Garza(6).       0                  --
Francis L. Kirby . . . . . . .       0                  --
Scott H. Lang. . . . . . . . .      50,860            1.11%
Jorge Lankenau Rocha(6). . . .       0                  --
Thomas E. Meade. . . . . . . .       0                  --
Mauricio Morales Sada(6) . . .       0                  --
Richard Pigott . . . . . . . .         500              *

Keith F. Pinsoneault . . . . .       0                  --

David S. Ruder . . . . . . . .      10,000              *
Joseph P. Shanahan(6). . . . .       0                  --
David H. Shulman . . . . . . .       7,800              *
Frederick G. Uhlmann . . . . .      35,563              *
All current directors and executive
  officers as a group (19 persons)
  (3)(6) . . . . . . . . . . .     107,298             2.33%
__________________
* Less than 1%

(1) Includes 19,125 shares of Common Stock subject to stock options vested under the Company's Incentive Stock Option Plan adopted in 1983, as amended and restated in 1988, and as amended in 1991, and exercisable within 60 days after October 13, 1994, as follows: Mr. Blackman, 2,575; Mr. Lang, 11,900; Mr. Shulman, 2,800; Mr. Uhlmann, 1,450. For each of the following persons, the number of shares of Common Stock shown as owned in the table includes shares, as follows, subject to a contract with Abaco dated as of January 10, 1994, under which Abaco will acquire such shares in January, 1995, at a purchase price of $10.50 per share plus interest at 4% per annum: Mr. Chigas, 16,720 shares; Mr. Helfand, 32,100 shares; Mr. Karmin, 35,000 shares; Mr. Lang, 21,000 shares; Mr. Mains, 35,000 shares; and Mr. Uhlmann, 27,000 shares.


(2) Pursuant to the requirements of Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, percentage ownership is calculated as if the shares subject to immediately exercisable stock options (including options which become exercisable within 60 days) held by the persons identified in the above table had been issued to them and were outstanding, as of October 13, 1994, or within 60 days thereafter.


(3) The figure in the table includes 2,068,965 shares of Common Stock that Abaco will receive if the conversion of the Series A Preferred Stock is approved. See "Proposal 1 - Authorization of Conversion of Series A Preferred Stock." Abaco also has the right under the Acquisition Agreement, defined below under "Change of Control," to acquire Common Stock from the Company if the Company issues stock and the result is that Abaco beneficially owns less than 51% of the total voting power of the Company's stock. Abaco also has agreed to purchase a total of 196,620 shares of Common Stock from certain persons, including those listed in the last sentence of Note 1, above, in January, 1995. Of those persons, Messrs. Lang and Uhlmann are currently directors and executive officers of the Company. Abaco entered into such agreements in accordance with the terms of the Acquisition Agreement, which gave each holder of stock options who was a director and/or executive officer of the Company at the time of the tender offer and who exercised options by a certain date the right to elect to enter into a mutually binding contract with Abaco for the sale of shares acquired upon such exercise at a future date at the tender offer price. Parent, defined below, also is deemed the beneficial owner of Abaco's Common Stock.

(4)  Based upon a Schedule 13D received from Mr. Geller.

(5)  Based upon the records of the Company's transfer agent.

(6) Not included are shares held by Abaco, of which the referenced person is a director and/or officer.


CHANGE OF CONTROL

     Pursuant to the Acquisition Agreement dated as of November 17, 1993, (the "Acquisition Agreement") among the Company, Abaco, and Abaco's parent, Abaco Grupo Financiero, S.A. de C.V., a Mexican corporation that owns 99.99% of Abaco ("Parent"), Abaco acquired by purchase in a tender offer consummated on December 22, 1993, at a price of $10.50 per share, net to the sellers in cash, 2,363,003 shares of the Company's Common Stock, as a result of which Abaco is the owner, at October 31, 1994, of 51.63% of the Company's outstanding Common Stock, and controls the Company. The tender offer price of $10.50 per share resulted from negotiations between Abaco and then-management of the Company. The high and low sales prices for the Common Stock on the NYSE Composite Tape for the quarter ended September 24, 1993 were $9.50 and $5.50, respectively. On November 16, 1993, the last full trading day prior to the announcement of the tender offer, the closing sale price per share of Common Stock reported on the NYSE Composite Tape was $8.75. The aggregate cost to Abaco of its acquisition of the Company's Common Stock (including fees and expenses related thereto) was approximately $26 million and was financed through the use of internally available funds and capital contributions from Parent. The Company entered into agreements with employees of the Company (other than executive officers) pursuant to the Acquisition Agreement under which such employees agreed to the cancellation of employee stock options on an aggregate of 445,240 shares and were paid by the Company $2,026,607 in the aggregate (i.e., for each cancelled option, the difference between $10.50 per share and the per share option exercise price).


     Pursuant to the Acquisition Agreement, the Company's Board of Directors (i) amended the Company's by-laws to (A) provide for not less than eleven and not more than 21 directors, (B) eliminate the staggered board provisions, (C) provide that directors must be Independent Directors (as defined below), Parent Directors (as defined below), or employees of the Company or its affiliates and (D) provide that the term of any director who ceases to qualify as provided in clause (C) will terminate, and (ii) reconstituted the Company's Board to consist of eleven Parent Directors, two Independent Directors and eight Company Directors (as defined below). The Company was not required to and did not obtain stockholder approval of such amendments to its by-laws. Since the consummation of the tender offer, the Company's Board has terminated the employment of four of the Company Directors, who then became ineligible to serve as Directors, and accepted resignations from three Company Directors, six Parent Directors, and two Independent Directors. It has appointed four new Company Directors, two new Parent Directors and two new Independent Directors.

     An "Independent Director" means any person designated by Parent who (i) is in fact independent and qualifies as an independent director in accordance with the New York Stock Exchange Rules, (ii) is not connected with Parent or the Company or any of their respective affiliates as an officer, employee, trustee, partner, director (other than of the Company) or person performing similar functions and (iii) has not been employed by the Company or any of its subsidiaries during the preceding year. "Parent Directors" means such persons as are designated by Parent. "Company Directors" currently means the following persons, each of whom is a director of the Company: Messrs. Blackman, Kirby, Lang, Pinsoneault and Uhlmann; provided that in the event that any of such directors resigns or otherwise ceases to be a director for any reason, then, until December 21, 1996, the other Company Directors will have the right, by majority vote, to designate a replacement for such director except in situations involving reduction of the number of directors, which during such period will in no event reduce the number of Company Directors below three. The other Company Directors designated Messrs. Blackman, Kirby, Pinsoneault and Uhlmann pursuant to this provision. There is currently one vacancy among the directorships held by the Company Directors. The Acquisition Agreement provides that until December 21, 1996, (i) the Board will consist of not less than eleven directors and that the number of Parent Directors will be equal to one more than the total number of other Directors, who will consist solely of two Independent Directors and the Company Directors, and (ii) the Board's audit committee and compensation committee shall consist solely of Independent Directors. The Acquisition Agreement also provides that until December 21, 1995, the Company will not, without the approval of a majority of the Company Directors and Independent Directors, voting together, engage in any going private transaction, as defined in Rule 13e-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or take any action to cause the Common Stock to cease to be registered under the Exchange Act or delisted from the New York Stock Exchange. The Company has no present intention to engage in any going private transaction.

     Under the Acquisition Agreement, if the Company issues stock and the result of the issuance is that Parent beneficially owns less than 51% of the Total Voting Power, as defined below, Parent has the right, for 30 days after notice of such issuance, to acquire from the Company a number of shares of stock of the class issued so as to result in Parent beneficially owning 51% of the Total Voting Power. The price of such shares purchased by Parent is the price at which such shares had been issued by the Company, except in the case of shares issued upon exercise of employee stock options, in which case the price is the fair market value of the Common Stock on the date that Parent gives notice of its election to buy. "Total Voting Power" means the aggregate voting power (in an election of directors) of all of the Voting Stock. "Voting Stock" generally means stock having the power to vote in the election of directors of the Company; currently, the Common Stock is the only Voting Stock.

     Parent and Abaco have agreed in the Acquisition Agreement that, from December 21, 1993 through December 21, 1994, Parent will cause the Company to, and the Company will, continue to provide to employees of the Company benefits under employee benefit plans which, in the aggregate, are not less favorable than those provided by the Company to such employees as of the date of the Acquisition Agreement. Parent has further agreed that Parent will, and will cause the Company to, (i) honor without modification all terms of all employee severance plans, employment agreements and severance agreements adopted by the Board of Directors prior to the date of the Acquisition
Agreement or otherwise permitted by the Acquisition Agreement;
(ii) honor without modification until December 31, 1994 all terms of employee compensation arrangements including, without limitation, broker payout grids and customer commission schedules for the Company's employees unless such arrangements are modified with the approval of a majority of the Company Directors. In addition, the Acquisition Agreement provides that it is understood and agreed by Parent, Abaco and the Company PAGE 7 that management of the Company may recommend to the Board of Directors reasonable and prudent additional compensation of specified employees for purposes of incentivization and retention.

     Abaco agreed in the Acquisition Agreement that, at all times after December 21, 1993, it will cause the Company and its subsidiaries to indemnify each person who is now, or has been at any time prior to the date of the Acquisition Agreement, an employee, agent, director or officer of the Company or of any of the Company's subsidiaries, together with each such person's heirs, representatives, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such subsidiaries or otherwise in effect on the date of the Acquisition Agreement, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to December 21, 1993. In addition, Abaco has agreed that it will cause the Company to maintain in effect at least through December 21, 1998, the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries on the date of the Acquisition Agreement (provided that Abaco may substitute therefor policies having at least the same coverage and containing terms and conditions which are not less advantageous to the persons currently covered by such policies) with respect to matters existing or occurring at or prior to December 21, 1993, provided, that in no event will the Company be required to expend in any year in excess of 200% of the per annum rates paid by the Company and its subsidiaries for such insurance on the date of the Acquisition Agreement. If, because of the aforementioned ceiling on premiums, the Company provides policies (at any time during the five-year period ending December 21, 1998) affording less coverage than is provided under the Company's existing policies, the Company is obligated to indemnify the Indemnified Parties for the balance of such insurance coverage as though it were the insurer.

- ----------------
PROPOSAL 1

AUTHORIZATION OF CONVERSION OF SERIES A PREFERRED STOCK

     Subsequent to the Change of Control, the Company substantially replaced its senior management team. On April 11, 1994, the Company appointed Charles W. Daggs, III as its President and Chief Executive Officer. Following Mr. Daggs' appointment, the Company conducted a review of each of its core businesses and developed overall Company and departmental business plans. The plans focused on (i) the completion of the restructuring of the Company's institutional fixed income department; (ii) the expansion of the Company's investment banking business, both in the United States and in Mexico, and the development of institutional equity research and sales efforts and retail brokerage capacity to strengthen the Company's distribution capabilities supporting its underwritings; (iii) the development of measures necessary to achieve a higher degree of profitability from the Company's futures business; and 4) the development of a plan to expand the Company's asset management business. Management also determined that the Company was in urgent need of additional capital to conduct its current business. It concluded that the Company would require a capital infusion of $25 million both to meet its current needs and to implement the new business plans. In light of the Company's financial condition, Abaco appeared to be the most viable source of this additional capital.

     Abaco indicated its willingness to provide the Company with an aggregate of $25 million in additional capital, which amount was requested by Mr. Daggs in a meeting with Abaco management. On June 24, 1994, Confia, S.A., Institucion de Banca Multiple, Abaco Grupo Financiero ("Confia, S.A."), a commercial banking subsidiary of Parent, entered into an agreement with the Company pursuant to which Confia, S.A. agreed to provide the Company with $10 million of capital in the form of a loan. Abaco agreed to provide the remaining $15 million in capital in the form of an investment in additional shares of the Common Stock.

     However, the New York Stock Exchange, Inc. (the "Exchange"), which lists the Company's outstanding Common Stock, has a policy requiring stockholder approval of such an issuance. Management of the Company believed that the process of calling a special stockholders' meeting to approve the issuance of the Common Stock and preparing and circulating proxy materials would have unacceptably delayed the infusion of capital. Therefore, the Company, with the approval of the Exchange, entered into a Stock Purchase Agreement with Abaco as of June 24, 1994 (the "Stock Purchase Agreement"), under which the Company issued 150 shares of the Series A Preferred Stock to Abaco in a private placement. Abaco purchased the Series A Preferred Stock at a price of $100,000 per share (the "Subscription Price") for an aggregate purchase price of $15,000,000. The Board of Directors of the Company unanimously approved the terms and conditions of the Stock Purchase Agreement upon recommendation of the Audit Committee.


     Under the terms of the Stock Purchase Agreement, each of the 150 outstanding shares of the Series A Preferred Stock will be converted automatically into fully paid and nonassessable shares of Common Stock upon the approval of such conversion by the stockholders of the Company pursuant to the Exchange requirements. The Series A Preferred Stock is otherwise not convertible. Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock equal to the Subscription Price divided by the conversion price. The Company and Abaco agreed in a letter agreement executed simultaneously with the Stock Purchase Agreement that the conversion price would be fixed by the Board of Directors of the Company following receipt of an analysis of the fair market value of the Common Stock to be prepared by a "big six" public accounting firm (the "Valuation Report") and upon recommendation of the Audit Committee. The Valuation Report, which was prepared by KPMG Peat Marwick LLP and is attached to this Proxy Statement as Exhibit A, concluded that the fair market value of the Common Stock to be issued to Abaco in the conversion was $7.25 per share as of June 24, 1994. This conversion price would result in the receipt by Abaco upon conversion of the Series A Preferred Stock of 13,793.103 shares of Common Stock for each of its 150 shares of Series A Preferred Stock, for a total of 2,068,965 shares of Common Stock. Abaco would also receive a cash payment based on the market value of the Common Stock for four-tenths of a share of Common Stock to which it would be entitled in the conversion. The Company's Audit Committee, comprised of the Company's two Independent Directors, reviewed the Valuation Report and unanimously recommended a conversion price of $7.25 to the full Board of Directors. The Board of Directors unanimously approved the conversion price of $7.25 upon the Audit Committee's recommendation. On June 24, 1994, the date Abaco purchased the Series A Preferred Stock, the closing price for the Common Stock was $5.25 and the book value per share of Common Stock, prior to the purchase, was $3.41.

Effect of Conversion

     Assuming stockholder approval of the conversion features of the Series A Preferred Stock, which approval Abaco can control through its ownership of the majority of the voting stock of the Company, Abaco will receive a total of 2,068,965 shares of Common Stock upon the automatic conversion of the Series A Preferred Stock. Such newly issued shares will constitute approximately 31% of the total number of shares of Common Stock then outstanding. Abaco currently owns 2,363,003, or 51.63%, of the issued and outstanding shares of Common Stock. When combined with the Common Stock that Abaco would receive upon conversion of the Series A Preferred Stock, Abaco would beneficially own approximately 67% of the Common Stock outstanding following the conversion.


     Because additional shares of Common Stock will be outstanding following the conversion, the conversion will have a dilutive effect on the earnings per share of the Common Stock currently outstanding. At June 24, 1994 prior to the sale of the Series A Preferred Stock, the Company's book value per share of Common Stock was $3.41. After the sale, the book value per share of Common Stock at June 24, 1994 was $6.68. Assuming the conversion had taken place at June 24, 1994, the book value per share as of that date would have been $4.60. Assuming the conversion had taken place at the beginning of the fiscal year, the loss per share would have decreased by $1.17 to $2.52 per common share.

     While the conversion will also have a dilutive effect upon the voting power of such Common Stock, it is not likely to affect the outcome of any stockholder vote because Abaco already holds a majority of the outstanding Common Stock of the Company.

Determinations by the Board of Directors

     In approving the Stock Purchase Agreement, the Audit Committee and the Board of Directors considered management's view that the Company urgently needed additional capital. The Board, with assistance from management, reviewed potential alternatives, including a public offering or private placement of additional Common Stock or a loan from an existing lender or other third party lender. In light of the Company's then financial condition, however, the Board determined that the Company would be unable to raise sufficient funds through an offering or placement of Common Stock and that even if such an offering or placement were successful, the Company would be unable to complete it within the required time period. Based on management's discussions with the Company's existing lenders, the Board also concluded that it was unlikely that any lender, other than Abaco, would be willing and able to provide the required financing on terms as favorable to the Company.


     In approving the conversion price, the Audit Committee and the Board relied to a great extent on the Valuation Report.
They also considered that the effective price that Abaco would be paying for the Common Stock, i.e., $7.25 per share, included a substantial premium over the then market price and book value of the Common Stock, even though Abaco already held control of the Company and had paid such a premium to acquire control in its tender offer. On June 24, 1994, the closing price of the Common Stock was $5.25 and the book value per share of Common Stock, prior to the issuance of the Series A Preferred Stock, was $3.41, therefore Abaco would be paying a premium of approximately $2.00 per share over the market price on such date and a premium of $4.09 per share over the book value. In the tender offer, Abaco paid a premium of $1.75 per share over the closing sale price of the Common Stock on the NYSE Composite Tape on the last full trading day prior to the announcement of the tender offer.

Description of Series A Preferred Stock

     In addition to the conversion feature described above, the Series A Preferred Stock has the following terms which will remain in effect if the stockholders do not approve the conversion feature and the Series A Preferred Stock therefore remains outstanding:

          Dividends

          Each share of Series A Preferred Stock is entitled to receive, out of funds legally available for the purpose, cash dividends equal to a percentage of the Subscription Price. The percentage is determined daily and is equal to the then most recent "Prime Rate," as published in The Wall Street Journal as the base rate on corporate U.S. dollar loans posted by at least 75% of the nation's 30 largest banks (or any other publicly published comparable rate as determined by the Company's Board of Directors) plus 2% per annum. The rate changes as and when such "Prime Rate" changes and is determined on the basis of a 365 day year and the actual days elapsed in a dividend period. Dividends are cumulative from October 1, 1994, and are payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year commencing December 31, 1994. However, Abaco waived the dividend payable on December 31, 1994.


          So long as shares of the Series A Preferred Stock are outstanding, the Company cannot declare or pay any dividend on any junior stock or make any distribution thereon or redemption thereof unless all dividends to which holders of the Series A Preferred Stock are entitled for all previous dividend periods have been paid or have been declared and a sum of money sufficient to pay them has been set apart.


          If Proposal 1 is approved, all shares of the Series A Preferred Stock will be converted automatically into shares of Common Stock as described above prior to the second scheduled dividend record date. Therefore, because Abaco waived the dividend payable on December 31, 1994, if Proposal 1 is approved, the Company will pay no dividends on the Series A Preferred Stock. Even if Proposal 1 is not approved, management anticipates that the Company will pay no dividends on the Series A Preferred Stock until the financial condition and operations of the Company improve.

          Voting Rights

          Without the consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Company cannot:


1)          increase the authorized amount of Series A
            Preferred Stock;

2) create any other class of parity stock or senior stock or increase the authorized amount of any such other class;

3) amend, alter or repeal any provision of the Company's Certificate of Incorporation or the certificate of designations setting forth the terms of the Series A Preferred Stock so as to adversely affect the rights, preferences or privileges of the Series A Preferred Stock;


4) consolidate with or merge into any other person unless the Company is the surviving entity in the merger and the merger does not adversely affect the rights, preferences and privileges of the Series A Preferred Stock; or

5) sell substantially all of its assets or business to any other person.

Other than the foregoing rights, the holders of the Series A
Preferred Stock have no voting rights.

          Liquidation Preference

          In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, the holders of Series A Preferred Stock would be entitled to receive the sum of $100,000 per share plus any accrued and unpaid dividends thereon to the date of liquidation, subject to any prior preferences and other rights of any stock senior in preference upon liquidation and before any distribution or payment would be made on the Common Stock or any other class of stock junior in preference upon liquidation.


            *   *   *

          The Board of Directors unanimously recommends a vote
FOR the proposed conversion of the Series A Preferred Stock.

- ----------------
PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          Deloitte & Touche were the independent auditors for the Company for the fiscal year ended June 24, 1994. Following the Change of Control, the Board of Directors of the Company determined that it would be cost effective for the Company and Parent to change the Company's fiscal year to coincide with that of Parent and Abaco and to engage one independent certified accountant to audit the financial statements of Parent, Abaco and the Company. Coopers & Lybrand is the independent auditor for Parent and Abaco. As a result, on recommendation of the Audit Committee, the Board of Directors of the Company resolved to:

          (1)  change the Company's fiscal year end to December
31, with a transition period from June 25, 1994, the day following the last day of the Company's prior full fiscal year, through December 31, 1994; and

          (2) replace Deloitte & Touche with Coopers & Lybrand as the Company's independent auditors, effective October 6, 1994, for the transition period ending December 31, 1994.

          The Board of Directors desires to obtain stockholder ratification of the Board's action in appointing Coopers &
Lybrand as independent auditors for the Company and its subsidiaries for the transition period ending December 31, 1994.

          Deloitte & Touche's report on the Company's financial statements for the fiscal years ending June 24, 1994 and June 25, 1993 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

          During the two fiscal years ended June 24, 1994 and June 25, 1993, and during the interim period from June 24, 1994, through the dismissal of Deloitte & Touche, the Company had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          During the two fiscal years ended June 24, 1994 and June 25, 1993, and during the interim period from June 24, 1994, through its dismissal, Deloitte & Touche did not advise the
Company:

          (a) that the internal controls necessary for the Company to develop reliable financial statements do not exist;

          (b) that information had come to such firm's attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management;

          (c) of the need to expand significantly the scope of its audit, or that information had come to its attention during such period that, if further investigated, may have:

             (i)  materially impacted the fairness or
reliability of either a previously issued audit report or the underlying financial statements, or the financial statements to be issued for the transition period ending December 31, 1994; or

            (ii)  caused it to be unwilling to rely on
management's representations or be associated with the Company's financial statements;

          (d) that information had come to its attention that it had concluded materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements to be issued covering the transition period ending December 31, 1994.

          During the two fiscal years ended June 24, 1994 and June 25, 1993, and during the interim period from June 25, 1994, through the dismissal of Deloitte & Touche, neither the Company nor anyone on the Company's behalf consulted Coopers & Lybrand regarding either the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.

          The Company filed with its Current Report on Form 8-K dated October 6, 1994, a letter from Deloitte & Touche prepared in accordance with Item 304(a) of Regulation S-K of the Securities and Exchange Commission.

          Representatives of Deloitte & Touche and Coopers & Lybrand are expected to be present at the Special Meeting, and they will be available to respond to appropriate questions. These representatives will be given the opportunity to make a statement if they so desire.

           *  *  *  *

          The Board of Directors unanimously recommends a vote by the Company's stockholders FOR ratification of the appointment of Coopers & Lybrand as independent auditors.

- ----------------
STOCKHOLDER PROPOSALS

          As discussed under Proposal 2, the Board of Directors of the Company has determined as a cost saving measure to change the Company's fiscal year to a calendar year. Therefore, it anticipates that it will hold its next Annual Meeting of Stockholders in June, 1995. Any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its annual meeting in 1995 must do so no later than December 26, 1994.

          The By-Laws of the Company require that a stockholder intending to nominate any person for election as a Director of the Company must deliver written notice thereof to the Secretary of the Company not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice must set forth certain information concerning such stockholder and his nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge any nomination not made in compliance with the foregoing procedure.

- ----------------
INCORPORATION BY REFERENCE

          The Company's Annual Report on Form 10-K for the fiscal year ended June 24, 1994 accompanies this Proxy
Statement. The following sections of such Form 10-K are incorporated into this Proxy Statement by reference:

1.   Consolidated Financial Statements of Rodman & Renshaw
     Capital Group, Inc. and Subsidiaries for the fiscal years ended June 24, 1994 and June 25, 1993.

2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 also accompanies this Proxy Statement and is incorporated herein by reference.


                          By order of the Board of Directors,

                          James D. Van De Graaff
                          Secretary

Rodman & Renshaw Capital Group, Inc.
120 South LaSalle Street
Chicago, Illinois 60603

December __, 1994